CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of HomeBase, Inc. (formerly Waban Inc.) on Form S-8 (File Nos. 33-29473, 33-40155, 33-60335, 33-60337 and 333-32473) and on Form S-3 (File No. 333-43789) of our
report dated March 2, 1998, on our audits of the consolidated financial statements of HomeBase, Inc. as of January 31, 1998 and January 25, 1997, and for the three years ended January 31, 1998, January 25, 1997 and January 27, 1996, which reports are included in the Annual Report on Form 10-K.


                                         COOPERS & LYBRAND L.L.P.

Los Angeles, California
April 7, 1998